Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

FOR IMMEDIATE RELEASE

OMNOVA SOLUTIONS REPORTS FIRST QUARTER 2004 RESULTS

•	Sales increased 4.2%; up in Performance Chemicals and Building Products

•	Operating profit improved by $4.4 million — $3.7 million excluding restructuring charges; up in all three business segments

•	Raw material costs up $3.3 million . . . new pricing actions underway

•	Interest costs increased $3.2 million due to 2003 refinancing

•	EPS of $(0.14) versus $(0.17) last year and equal to last year excluding restructuring charges

FAIRLAWN, OHIO, March 22, 2004 - OMNOVA Solutions Inc. (NYSE: OMN) today reported a loss of $5.8 million or $(0.14) per diluted share for the first quarter of 2004, compared to a loss of $6.9 million or $(0.17) per diluted share during the first quarter of 2003. Included in the first quarter of 2004 and 2003 were restructuring and severance charges of $0.3 million and $1.1 million, respectively, related to workforce reductions. Excluding the restructuring and severance charges, the Company reported a net loss of $5.5 million, or $(0.14) per diluted share, for the first quarter of 2004 as compared to a loss of $5.8 million, or $(0.14) per diluted share for the first quarter of 2003.

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Sales increased 4.2% to $159.9 million for the first quarter of 2004, compared to $153.4 million during the same period a year ago. Cost of goods sold for the first quarter of 2004 increased $4.9 million to $120.3 million versus the same quarter last year while gross profit improved to $39.6 million in the first quarter of 2004 as compared to $38.0 million in 2003. Raw material cost increases of $3.3 million, due to continued inflation in oil and natural gas based feedstock costs, and higher pension expense, were offset by improvements in manufacturing productivity and lower spending. Selling, general and administrative costs declined $1.0 million to $33.1 million in the first quarter of 2004 versus $34.1 million in the first quarter of 2003, primarily due to reductions in salary workforce and lower discretionary spending. Interest expense increased to $5.2 million for the first quarter of 2004 versus $2.0 million for the same period a year ago, because of higher average interest rates as a result of last year’s refinancing actions. The Company’s total debt at the end of the first quarter of 2004 was $203.0 million, an increase of $10.8 million since the fourth quarter of 2003. The increase resulted from normal seasonal working capital needs.

“The first quarter, which begins in December, is always our weakest due to seasonality. However, we are encouraged with the good progress in top line sales growth, and the improved operating profit in all three of our business segments. Actions taken in 2003 to reduce our fixed cost structure are yielding the benefits we projected, approximately $16 million annualized. We are seeing improvement in most of our end-use markets after a weak economic environment over the past two years and we are optimistic that the improvement should continue throughout 2004,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Earnings per share, excluding restructuring and severance charges, remained flat versus last year due to higher interest expense and significant raw material cost inflation, with styrene prices hitting 13-year highs in the quarter. While we made progress in the first quarter in implementing price increases to partially offset raw material costs, most of the benefits will occur starting in the second quarter. Our LEAN SixSigma initiatives to eliminate waste and improve customer satisfaction are generating early positive results.

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Also, OMNOVA Solutions continues to introduce exciting new products that are enabling us to gain share in many of our product categories and provide even greater leverage as our markets improve.”

Performance Chemicals - Net sales during the first quarter of 2004 increased 7.4% to $80.2 million versus $74.7 million in the first quarter of 2003. Stronger customer demand and new product introductions positively impacted revenues for paper, carpet, nonwovens and adhesive/tape products. Segment operating profit was $1.9 million in the first quarter of 2004 as compared to $1.3 million in the first quarter of 2003. Excluding restructuring and severance charges of $0.2 million in 2003 related to reduction in workforce actions, segment operating profit in the first quarter of 2003 was $1.5 million. As compared to last year, raw material costs were up $3.2 million during the quarter, primarily related to higher styrene costs driven by high oil and natural gas feedstock costs and temporary industry capacity reductions for planned maintenance. In response to the raw material inflation, the Company implemented price increases across all product lines in the first quarter and has announced an additional price increase in paper chemicals to take effect in the second quarter. Annualized price increases totaling $8.0 million have been achieved.

Trialing activity for new business continues with the potential to increase volumes by over five percent annually in commercial carpet, high performance paper latex and various specialty chemical applications. The North American coated paper market continues to improve, driven by higher print ad spending. Also, the Company’s first generation POLYFOX™ fluorosurfactants received full regulatory approval from the EPA, allowing the Company to manufacture and sell this environmentally-preferred product in all areas of application.

Decorative Products - Net sales were $59.7 million during the first quarter of 2004 compared to $62.3 million in the first quarter of 2003. Of the $2.6 million sales decline, $1.9 million was related to exiting the heat transfer product line, which was completed during the fourth quarter of 2003. Favorable foreign exchange conversion benefited Decorative Products’ sales by $1.5 million in the quarter. Domestic wallcovering sales improved as hospitality properties increased their refurbishment spending in the quarter

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after two years of delays, while the corporate office market has yet to rebound. New commercial construction spending in the Company’s served markets is improving and industry sources forecast spending to be up 5-10% in 2004, depending on the market. Coated fabrics sales were down slightly versus last year with increased volume due to new products and customers offset by continued weakness in the residential upholstery and transportation markets. The segment incurred an operating loss of $0.9 million for the first quarter of 2004, an improvement of $2.9 million versus the first quarter of 2003 due to cost reduction initiatives from 2003. Excluding restructuring and severance charges of $0.3 million and $0.8 million, respectively, the operating loss was $0.6 million in the first quarter of 2004 versus a loss of $3.0 million in 2003.

During the quarter, domestic wallcovering sales improved versus last year in five of its six major brands, and quoting activity is improving. In coated fabrics, the Company was awarded a key specification for marine vinyl and is bidding on several new large volume contracts. Sales in our unconsolidated Asian joint venture improved 9% versus last year as the operation gains market share while serving an increasingly global customer base. In decorative laminates, orders are ramping up for new products introduced in 2003, including SURF(X)® three-dimensional laminates, where two national retailers are ordering product for store fixture and countertop applications.

Building Products – Net sales of the Company’s single-ply roofing membrane products were $20.0 million during the first quarter of 2004, an increase of 22% compared to $16.4 million in the first quarter of 2003. Refurbishment sales, representing over 60% of the Company’s volume, continued to be strong as many building owners increased their spending on maintenance requirements after several years of delays. The segment generated operating profit of $0.7 million for the first quarter of 2004 as compared to an operating loss of $0.2 million for the first quarter of 2003, due to higher sales volumes and significantly improved manufacturing efficiencies.

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Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call on Tuesday, March 23, 2004, at 11:00 a.m. EST. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EST, March 31, 2004. A telephone replay will also be available beginning at 2:30 p.m. EST on March 23, 2004, and ending at 11:59 p.m. EST on March 31, 2004. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 723436.

This earnings release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “could,” “may,” “should,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “likely,” “would” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition and significant accounting policies and management judgments, and include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which the Company operates and management’s beliefs and assumptions about these economies and markets. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks and changes in prevailing governmental policies and regulatory actions. Some important factors that could cause the Company’s actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ end-use markets; raw material prices for petrochemicals and chemical feedstocks including styrene, butadiene,

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and polyvinyl chloride; acts of war or terrorism; competitive pressure on pricing; ability to develop successful new products; customer and/or competitor consolidation; customer ability to compete against increased foreign competition; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; ability to successfully implement productivity enhancement and cost reduction initiatives; a prolonged work stoppage; governmental and regulatory policies; rapid increases to health care costs; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; the Company’s strategic alliance and acquisition activities; and substantial debt and leverage and the ability to service that debt. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2003 sales of $683 million and 2,100 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces.

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Web Site: http://www.omnova.com

OMNOVA SOLUTIONS INC.

Condensed Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended
	February 29, 2004	February 28, 2003
Net Sales	$159.9	$153.4

Costs and Expenses
Cost of goods sold	120.3	115.4
Selling, general and administrative	33.1	34.1
Depreciation and amortization	5.8	6.8
Interest expense	5.2	2.0
Other expense	1.0	1.1
Restructuring and severance	.3	1.1

	165.7	160.5

Loss Before Income Taxes	(5.8)	(7.1)
Income tax expense (benefit)	—	(.2)

Net Loss	$(5.8)	$(6.9)

Basic and Diluted Loss Per Share
Net Loss Per Basic and Diluted Share	$(.14)	$(.17)

OMNOVA SOLUTIONS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	February 29, 2004	November 30, 2003
	(Dollars in millions)
ASSETS:
Current Assets
Cash and cash equivalents	$14.1	$14.1
Accounts receivable, net	96.0	97.4
Inventories	49.9	45.1
Deferred income taxes	4.2	4.2
Prepaid expenses and others	5.0	3.8

Total Current Assets	169.2	164.6

Property, plant and equipment, net	172.5	174.3
Trademarks and other intangible assets, net	15.0	15.4
Prepaid pension	57.4	57.5
Other assets	26.0	27.1

Total Assets	$440.1	$438.9

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$.2	$—
Accounts payable	72.1	72.1
Accrued payroll and personal property taxes	11.7	12.8
Accrued interest	4.8	9.7
Other current liabilities	19.6	20.4

Total Current Liabilities	108.4	115.0

Long-term debt	202.8	192.2
Postretirement benefits other than pensions	48.0	48.8
Deferred income taxes	4.2	4.2
Other liabilities	11.3	11.0

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 42.1 million and 41.9 million shares issued in February and November, respectively; 40.2 million and 40.0 million shares outstanding in February and November, respectively	4.2	4.2
Additional contributed capital	309.3	309.3
Retained deficit	(237.5)	(231.8)
Treasury stock at cost; 1.9 million shares in February and November	(12.5)	(12.7)
Accumulated other comprehensive gain (loss)	1.9	(1.3)

Total Shareholders’ Equity	65.4	67.7

Total Liabilities and Shareholders’ Equity	$440.1	$438.9

Non-GAAP and Other Financial Measures - This earnings release includes a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Specifically, the net loss and net loss per diluted share excluding restructuring and severance costs (excluded items) is a non-GAAP financial measure. Management believes that presenting this information provides a more accurate basis for investors to compare the financial results year over year. Set forth below is a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

	Three Months Ended
Dollars in millions, except per share data	February 29, 2004	February 28, 2003
Net Loss	$(5.8)	$(6.9)
Excluded items (net of tax):
Restructuring and severance	(.3)	(1.1)

Loss before excluded items (net of tax)	$(5.5)	$(5.8)

Loss per diluted share	$(.14)	$(.17)
Loss per diluted share for excluded items (net of tax)	—	(.03)

Loss per diluted share before excluded items (net of tax)	$(.14)	$(.14)

Number of diluted shares outstanding	40.0M	39.9M
Effective tax rate	0.5%	2.8%

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is essential to providing the investor with an understanding of the Company’s business and operating performance. The following is a reconciliation of segment sales to consolidated sales and segment operating profit (loss) to consolidated loss before taxes.

	Three Months Ended
Dollars in millions	February 29, 2004	February 28, 2003
Performance Chemicals	$80.2	$74.7
Decorative Products	59.7	62.3
Building Products	20.0	16.4

Total Sales	$159.9	$153.4

Performance Chemicals
Operating profit	$1.9	$1.5
Restructuring and severance	—	(.2)

Performance Chemicals segment operating profit	$1.9	$1.3
Decorative Products
Operating loss	$(.6)	$(3.0)
Restructuring and severance	(.3)	(.8)

Decorative Products segment operating loss	$(.9)	$(3.8)
Building Products
Operating profit (loss)	$.7	$(.2)
Restructuring and severance	—	—

Building Products segment operating profit (loss)	$.7	$(.2)

Total Segment Operating Profit (Loss)	$1.7	$(2.7)
Interest expense	(5.2)	(2.0)
Corporate expense	(2.3)	(2.3)
Restructuring and severance	—	(.1)

Loss Before Taxes	$(5.8)	$(7.1)

Capital expenditures	$1.9	$2.4